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                                                                       EXHIBIT 2

                                     FORM OF
                          EXECUTIVE SEVERANCE AGREEMENT


         AGREEMENT made as of this ___ day of _________, ____ by and between Safety 1st, Inc., a Massachusetts corporation with its principal place of business in Canton, Massachusetts (the "Company"), and_________________________________ (the "Executive").

         1. Purpose. The Company considers it essential to the best interests of its stockholders to promote and preserve the continuous employment of key management personnel. The Board of Directors of the Company (the "Board") recognizes, however, that, as is the case with many publicly held corporations, the possibility of a Change in Control (as defined in Section 2 hereof) exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Therefore, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control. Nothing in this Agreement shall be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

         2. Change in Control. A "Change in Control" shall be deemed to have occurred in any one of the following events:

                  (a) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Act") (other than the Company, any of its Subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its Subsidiaries), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50% or more of either (A) the combined voting power of the Company's then outstanding securities having the right to vote in an election of the Company's Board of Directors ("Voting Securities") or (B) the then outstanding shares of Stock of the Company (in either such case other than as a result of an acquisition of securities directly from the Company); or

                  (b) persons who, as of the date hereof, constitute the Company's Board of Directors (the "Incumbent Directors") cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the date hereof whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall, for purposes of this Agreement, be



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considered as Incumbent Director provided, however, that there shall be excluded for consideration as Incumbent Director any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board of Directors; or

                  (c) Upon (A) any consolidation or merger of the Company or any Subsidiary where the shareholders of the Company, immediately prior to the consolidation or merger, did not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50% of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) the approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company.

         Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred for purposes of the foregoing clause (a) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Stock or other Voting Securities outstanding, increases (x) the proportionate number of shares of Stock beneficially owned by any person to 50% or more of the shares of Stock then outstanding or (y) the proportionate voting power represented by the Voting Securities beneficially owned by any person to 50% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in clause
(x) or (y) of this sentence shall thereafter become the beneficial owner of any additional shares of Stock or other Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction), then a "Change in Control" shall be deemed to have occurred for purposes of the foregoing clause (a).

         3. Terminating Event. A "Terminating Event" shall mean any of the events provided in this Section 3 occurring subsequent to a Change in Control as defined in Section 2:

                  (a) termination by the Company of the employment of the Executive with the Company for any reason other than (A) a willful act of dishonesty by the Executive with respect to any matter involving the Company or any subsidiary or affiliate, or (B) conviction of the Executive of a crime involving moral turpitude, or (C) the gross or willful failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure after Executive gives notice of termination for good reason), which failure is not cured within 30 days after a written demand for substantial performance is received by the Executive from the Board of Directors of the Company which specifically identifies the manner in which the Board of Directors believes the Executive has not substantially performed the Executive's duties, or (D) the failure by the Executive to perform his full-time duties with the Company by reason of his death, disability or retirement; provided, however, that a

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Terminating Event shall not be deemed to have occurred pursuant to this Section
3(a) solely as a result of the Executive being an employee of any direct or indirect successor to the business or assets of the Company, rather than continuing as an employee of the Company following a Change in Control. For purposes of clauses (A) and (C) of this Section 3(a), no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive without reasonable belief that the Executive's act, or failure to act, was in the best interests of the Company and its subsidiaries and affiliates. For purposes of clause (D) of this Section 3(a), Section 6 and
Section 8(b) hereof, "disability" shall mean the Executive's incapacity due to physical or mental illness which has caused the Executive to be absent from the full-time performance of his duties with the Company for a period of six (6) consecutive months if the Company shall have given the Executive a Notice of Termination and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of his duties. For purposes of clause (D) of this Section 3(a) and Section 6, "retirement" shall mean termination of the Executive's employment in accordance with the Company's normal retirement policy, not including early retirement, generally applicable to its salaried employees, as in effect immediately prior to the Change in Control, or in accordance with any retirement arrangement established with respect to the Executive with the Executive's express written consent;

                  (b) termination by the Executive of the Executive's employment with the Company for "Good Reason." "Good Reason" shall mean the occurrence of any of the following events:

                           (i) an adverse change, not consented to by the
Executive, in the nature or scope of the Executive's responsibilities, authorities, powers, functions or duties from the responsibilities, authorities, powers, functions or duties exercised by the Executive immediately prior to the Change in Control; or

                           (ii) a reduction in the Executive's annual base
salary as in effect on the date hereof or as the same may be increased from time to time hereafter; or

                           (iii) the relocation of the Company's offices at
which the Executive is principally employed immediately prior to the date of a Change in Control (the "Current Offices") to any other location, or the requirement by the Company for the Executive to be based anywhere other than the Current Offices, except for required travel on the Company's business to an extent substantially consistent with the Executive's business travel obligations immediately prior to the Change in Control; or

                           (iv) the failure by the Company to pay to the
Executive any portion of his compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company within 15 days of the date such compensation is due without prior written consent of the Executive; or


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                           (v) the failure by the Company to obtain an effective
agreement from any successor to assume and agree to perform this Agreement, as required by Section 16.

         4. Severance Payment. In the event a Terminating Event occurs within twelve (12) months after a Change in Control,

                  (a) the Company shall pay to the Executive an amount equal to [two times], [one times], [one-half of] the sum of (i) the Executive's base salary immediately prior to the Terminating Event (or immediately prior to the Change in Control, if higher) and (ii) the Executive's most recent bonus paid prior to the Change in Control, payable in one lump-sum payment on the Date of Termination. Said amount shall be paid in one lump sum payment no later than 31 days following the Date of Termination;

                  (b) the Company shall, regardless of whether the Company is unable to utilize Company-related benefit plans, continue to provide to the Executive certain benefits, including, without limitation, health, dental, long-term disability, life insurance and other fringe benefits, on the same terms and conditions as though the Executive had remained an active employee, for eighteen (18) months;

                  (c) the Company shall provide COBRA benefits to the Executive following the end of the period referred to in Section 4(b) above, such benefits to be determined as though the Executive's employment had terminated at the end of such period; and

                  (d) the Company shall pay to the Executive all reasonable legal and arbitration fees and expenses incurred by the Executive in obtaining or enforcing any right or benefit provided by this Agreement, except in cases involving frivolous or bad faith litigation.

         5. Additional Benefits.

                  (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Severance Payments"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Severance Payments, any Federal, state and local income tax, employment tax and Excise Tax upon the payment provided by this subsection, and any interest and/or penalties assessed with respect to such Excise Tax, shall be equal to the Severance Payments.


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                  (b) Subject to the provisions of Section 5(c), all
determinations required to be made under this Section 5, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally-recognized accounting firm other than Grant Thornton LLP (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The initial Gross-Up Payment, if any, as determined pursuant to this Section 5(b), shall be paid to the Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Company shall furnish the Executive with an opinion of the Accounting Firm that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"). In the event that the Company exhausts its remedies pursuant to Section 5(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, consistent with the calculations required to be made hereunder, and any such Underpayment, and any interest and penalties imposed on the Underpayment and required to be paid by the Executive in connection with the proceedings described in Section 5(c), shall be promptly paid by the Company to or for the benefit of the Executive.

                  (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                           (i) give the Company any information reasonably
requested by the Company relating to such claim,


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                           (ii) take such action in connection with contesting
such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company,

                           (iii) cooperate with the Company in good faith in
order effectively to contest such claim, and

                           (iv) permit the Company to participate in any
proceedings relating to such claim; provided, however that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or any other taxing authority.

                  (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 5(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.


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         6. Term. This Agreement shall take effect on the date first set forth above and shall terminate upon the earlier of (a) the termination by the Company of the employment of the Executive because of (A) a willful act of dishonesty by the Executive with respect to any matter involving the Company or any subsidiary or affiliate, or (B) conviction of the Executive of a crime involving moral turpitude, or (C) the gross or willful failure by the Executive to substantially perform the Executive's duties with the Company, or (D) the failure by the Executive to perform his full-time duties with the Company by reason of his death, disability (as defined in Section 3(a)) or retirement (as defined in Section 3(a)), (b) the resignation or termination of the Executive for any reason prior to a Change in Control, (c) the resignation of the Executive after a Change in Control for any reason other than the occurrence of any of the events enumerated in Section 3(b)(i)-(v) of this Agreement, or (d) the date which is twelve (12) months after a Change in Control if the Executive is still employed by the Company.

         7. Withholding. All payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

         8. Notice and Date of Termination; Disputes; Etc.

                  (a) Notice of Termination. After a Change in Control and during the term of this Agreement, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with this Section 8. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and the Date of Termination. Further, a Notice of Termination pursuant to one or more of clauses (A) through (C) of
Section 3(a) hereof is required to include a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board at a meeting of the Board (after reasonable notice to the Executive and an opportunity for the Executive, accompanied by the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the termination met the criteria set forth in one or more of clauses (A) through (C) of Section 3(a) hereof.

                  (b) Date of Termination. "Date of Termination", with respect to any purported termination of the Executive's employment after a Change in Control and during the term of this Agreement, shall mean (i) if the Executive's employment is terminated for disability, 30 days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such 30-day period) and (ii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination. In the case of a termination by the Company other than a termination pursuant to one or more of clauses (A) through (C) of Section 3(a) (which may be effective immediately), the Date of Termination shall not be less than 30 days after the Notice of Termination is given. In the case of a termination by the Executive, the Date of Termination shall not be less than 15 days from the date such Notice of Termination is given.


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Notwithstanding Section 3(a) of this Agreement, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a Terminating Event for purposes of Section 3(a) of this Agreement.

                  (c) No Mitigation. The Company agrees that, if the Executive's employment by the Company is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Sections 4(a) and (b) hereof. Further, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.

                  (d) Settlement and Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled exclusively by arbitration in accordance with the laws of the Commonwealth of Massachusetts by three arbitrators, one of whom shall be appointed by the Company, one by the Executive and the third by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association in the City of Boston. Such arbitration shall be conducted in the City of Boston in accordance with the rules of the American Arbitration Association for commercial arbitrations, except with respect to the selection of arbitrators which shall be as provided in this Section 8(d). Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

         9. Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive's death after a Terminating Event but prior to the completion by the Company of all payments due him under Section 4(a) and (b) of this Agreement, the Company shall continue such payments to the Executive's beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

         10. Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         11. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this


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Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

         12. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the Executive at the last address the Executive has filed in writing with the Company, or to the Company at its main office, attention of the Board of Directors.

         13. Effect on Other Plans. An election by the Executive to resign after a Change in Control under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company's benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company's benefit plans, programs or policies except as otherwise provided in Section 5 hereof, and except that the Executive shall have no rights to any severance benefits under any severance pay plan.

         14. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

         15. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts.

         16. Obligations of Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

         17. Confidential Information. The Executive shall never use, publish or disclose in a manner adverse to the Company's interests, any proprietary or confidential information relating to (a) the business, operations or properties of the Company or any subsidiary or other affiliate of the Company, or (b) any materials, processes, business practices, technology, know-how, research, programs, customer lists, customer requirements or other information used in the manufacture, sale or marketing of any of the respective products or services of the Company or any subsidiary or other affiliate of the Company; provided, however, that no breach or alleged breach of this Section 17 shall entitle the Company to fail to comply fully and in a timely manner with any other provision hereof. Nothing in this Agreement shall preclude the Company from seeking money damages, or equitable relief by injunction or otherwise without the necessity of proving actual damage to the Company, for any breach by the Executive hereunder.



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         IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company by its duly authorized officer, and by the Executive, as of the date first above written.

                                       SAFETY 1ST, INC.



                                       By:
                                          --------------------------------------
                                             Name:
                                             Title:



                                       -----------------------------------------




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